Exhibit 99.1

  Edge Petroleum Announces Third Quarter 2004 Operating Results and Capital
                              Spending Increase

    HOUSTON, Oct. 20 /PRNewswire-FirstCall/ -- EDGE PETROLEUM CORPORATION (Nasdaq: EPEX) announced today total estimated production for the three months ended September 30, 2004 of 2.8 Bcfe, or 30.4 MMcfe per day. For the nine months ended September 30, 2004, total estimated production was a record
8.9 Bcfe, 62% higher than the same period a year ago and 10% higher than all of 2003.
    Edge's production exit rate on September 30, 2004 was 33.3 MMcfe per day, up 10% from June 30, 2004.
    Edge drilled and logged ten wells during the third quarter, six of which were successful. Seven wells were drilling at the end of the third quarter, of which five have reached total depth, logged pay and are now in various stages of being completed. The remaining two, along with three other wells are drilling at this time. To date, Edge has been successful on 28 of 35 wells drilled for an overall success rate of 80%.
    In southeast New Mexico, Edge has completed four of five deep wells. The deep wells have not met expectations from a pure reserve standpoint. However, Edge is very encouraged by a sixth deep well in which it has 50% W.I., the SE Lusk 34 No. 1, that has logged 22 feet of pay in the Atoka/Morrow as well as six additional pay zones in the shallower Bone Springs and Delaware Mountain group which produce in the area. Completion operations are underway on this well. A seventh deep well is currently drilling and two more low interest deep wells are expected to be drilled by year-end.
    Also, in southeast New Mexico, Edge has completed three of three shallow wells that have come in as expected. A fourth shallow well, the Red Lake 36-A St. No. 1, Edge 100% W.I., has logged 57 feet of pay in the Yeso section as well as pay in the lower and middle San Andres. Completion operations are underway and Edge believes this well has the potential to be significantly better than originally expected.
    Edge is very encouraged with its first deep well in the Mississippi Salt Basin. The Ellzey No. 2 (Edge 28.3% W.I.) has logged a total of 105 feet of pay in two zones in the lower Hosston section and the well is now in the early stages of being completed.
    In southwest Louisiana, Edge's 25% W.I. Hackberry well has begun drilling and is expected to take 30 to 40 days to drill.
    In south Texas, Edge's efforts in the Gato Creek Lobo and Encinitas Vicksburg plays continue to yield positive results. Since the end of the second quarter, Edge has drilled five successful wells in the Gato Creek area with W.I. ranging from 96.7 to 100%. Two to three additional wells will be drilled before year-end. During this same period, Edge and its partners have drilled three successful wells in the Encinitas Vicksburg play. One well is currently drilling and a second well is expected to be drilled before year-end. Edge's working interest in these Encinitas wells ranges from 22.5 to 31.0%.
    Edge also announced that its Board of Directors has approved a further increase in its 2004 capital expenditure budget to $52.2 million before the recently announced planned acquisition of south Texas properties from Contango Oil & Gas. Approximately $38 million of the increased capital expenditure budget is for the drilling of 50 to 54 wells by year-end.

    Commenting on recent operations, John W. Elias, Edge's Chairman, President & CEO, noted, "We were able to accelerate our efforts in the third quarter, after falling short on our planned drilling and production in the prior quarter, and have now regained our momentum. Our activity level will continue through the end of the year and on into next year. The 50 plus wells we expect to drill this year represents an increase of more than 40% over 2004. We are, also, operating an increasing number of the wells we drill, which gives us greater control over the timing and efficiency of our activities. As a result, we have increased our workforce in essentially all areas to ensure that we can handle the increased level of activity effectively.
    Our south Texas program continues to yield very positive results and we are aggressively looking for ways to further expand our position as evidenced by our recently approved budget supplement and the announced acquisition. We are also encouraged by our first deep well in the Mississippi Salt Basin and the two most recent wells in southeast New Mexico.
    We are now confident that we will achieve a 2004 production level that will fall in our previously stated range of 12.0 to 12.5 Bcfe.
    The commodity price volatility that is occurring in our business is more than likely something that we will have to deal with for sometime. Therefore, when we deem it appropriate we will hedge some of our production to help ensure that we are able to maintain the financial flexibility necessary to effectively execute our business plan to achieve the objectives and goals we have established for the company."
    Separately, Edge announced that it recently expanded its gas hedging position, adding a Houston Ship Channel costless collar covering
10,000 MMbtu's of gas per day during 2005 with a floor of $6.00 per MMbtu and a cap of $9.52 per MMbtu. Michael G. Long, Edge's Senior Vice President and Chief Financial Officer, reported, "Our overall 2005 hedge program is shown below. We feel our hedges fit nicely with our financial and operating strategies and plans. Obviously, we are much more sensitive to gas prices than oil prices. The certainty of an average gas floor price of $5.50 per MMbtu and $35 per barrel for oil helps assure that we can earn a good rate of return on our expanded capital program. Currently, our oil derivatives are underwater with a September 30, 2004 mark-to-market liability position of $1.3 million. Since we do not apply cash flow hedge accounting to this economic hedge, we will record an estimated non-cash, pre-tax unrealized deduction of $1.3 million to income in the third quarter."


      Type of                2004                  2005
    Transaction   Volume      Q4      Q1       Q2        Q3      Q4

    Put-Floor     10,000
                 MMbtu/D     $4.50   $5.00    $5.00     $5.00     ---

    Call-Cap      10,000
                 MMbtu/D     $7.00  $10.39    $7.53     $7.67     ---

    Put-Floor      5,000
                 MMbtu/D     $4.50     ---      ---       ---     ---

    Call-Cap       5,000
                 MMbtu/D     $7.25     ---      ---       ---     ---

    Put-Floor     10,000
                 MMbtu/D       ---   $6.00    $6.00     $6.00   $6.00

    Call-Cap      10,000
                 MMbtu/D       ---   $9.52    $9.52     $9.52   $9.52

    Put-Floor        400
                   Bbl/D    $30.00     ---      ---       ---     ---

    Call-Cap         400
                   Bbl/D    $35.50     ---      ---       ---     ---

    Put-Floor        200
                   Bbl/D       ---  $35.00   $35.00    $35.00  $35.00

    Call-Cap         290
                   Bbl/D       ---  $40.00   $40.00    $40.00  $40.00

    Edge will discuss operations and financial results with any interested parties during its conference call on November 4, 2004 at 9:30 a.m. CDT. Interested parties may participate by dialing 800-683-1575 (ID#: Edge). The call will also be webcast and can be accessed by logging onto the web at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=98341&eventID=949919 . If you are unable to participate during the call, a digital replay will be available at 877-519-4471 (Pin# 5259881) and also archived at http://www.edgepet.com in the Investor Relations page of the site.

    Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States. Edge common stock is listed on the Nasdaq National Market under the symbol "EPEX".
    Statements regarding production volumes, drilling activity, price weakness, hedging levels, all guidance, forecasts for the first quarter and full year 2004, including future oil and gas prices, record earnings and cash flow, debt levels, production and earnings, performance goals and other statements that are not historical facts contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.v Although the company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, government regulation and the ability of the company to meet its stated business goals.

SOURCE  Edge Petroleum Corporation
    -0-                             10/20/2004
    /CONTACT: Michael G. Long, Chief Financial Officer of Edge Petroleum Corporation, +1-713-654-8960/
    /Web site:  http://www.edgepet.com /
    (EPEX)

CO:  Edge Petroleum Corporation
ST:  Texas
IN:  OIL
SU:  CCA MAV